As filed with the Securities and Exchange Commission on October 19, 2022

Registration Statement No. 333-37237

Registration Statement No. 333-76159

Registration Statement No. 333-76996

Registration Statement No. 333-127309

Registration Statement No. 333-166259

Registration Statement No. 333-186782

Registration Statement No. 333-203612

Registration Statement No. 333-218844

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT TO

FORM S-8

REGISTRATION STATEMENT NO. 333-37237

REGISTRATION STATEMENT NO. 333-76159

REGISTRATION STATEMENT NO. 333-76996

REGISTRATION STATEMENT NO. 333-127309

REGISTRATION STATEMENT NO. 333-166259

REGISTRATION STATEMENT NO. 333-186782

REGISTRATION STATEMENT NO. 333-203612

REGISTRATION STATEMENT NO. 333-218844

UNDER

THE SECURITIES ACT OF 1933

ALLEGHANY CORPORATION

(Exact name of registrant as specified in charter)

Delaware	51-0283071
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1411 Broadway, 34th Floor

New York, New York 10018

(212) 752-1356

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ALLEGHANY CORPORATION 2017 LONG-TERM INCENTIVE PLAN

ALLEGHANY CORPORATION 2015 DIRECTORS’ STOCK PLAN

ALLEGHANY CORPORATION 2012 LONG-TERM INCENTIVE PLAN

ALLEGHANY CORPORATION 2010 DIRECTORS’ STOCK PLAN

ALLEGHANY CORPORATION 2005 DIRECTORS’ STOCK PLAN

ALLEGHANY CORPORATION 2000 DIRECTORS’ STOCK OPTION PLAN

ALLEGHANY CORPORATION SUBSIDIARY DIRECTORS’ STOCK OPTION PLAN

ALLEGHANY CORPORATION AMENDED AND RESTATED DIRECTORS’ STOCK OPTION PLAN

OPTION AGREEMENT WITH TODD J. HESS DATED JULY 13, 2000

THE UNDERWRITERS RE GROUP, INC. 1998 STOCK OPTION PLAN

THE UNDERWRITERS RE GROUP, INC. 1997 STOCK OPTION PLAN

(Full title of the plans)

Christopher K. Dalrymple

Senior Vice President, General Counsel and Secretary

Alleghany Corporation

1411 Broadway, 34th Floor

New York, New York 10018

(212) 752-1356

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Prior Registration Statements”) of Alleghany Corporation, a Delaware corporation (the “Registrant”), which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under each such Prior Registration Statement as of the date hereof:

•

Registration Statement on Form S-8, File No. 333-37237, filed with the SEC on October 6, 1997, registering 202,102 shares of common stock, par value $1.00 (“Shares”), for issuance under the Underwriters Re Group, Inc. 1997 Stock Option Plan.

•	Registration Statement on Form S-8, File No. 333-76159, filed with the SEC on April 13, 1999, registering 42,097 Shares, for issuance under the Underwriters Re Group, Inc. 1998 Stock Option Plan.

•

Registration Statement on Form S-8, File No. 333-76996, filed with the SEC on January 18, 2002, registering 24,008 Shares, for issuance under the Option Agreement with Todd J. Hess dated July 13, 2000.

•

Registration Statement on Form S-8, File No. 333-127309, filed with the SEC on August 8, 2005 (as amended by Post-Effective Amendment No. 1 filed with the SEC on May 6, 2020), registering 120,487 shares, for issuance under the Registrant’s (a) Amended and Restated Directors’ Stock Option Plan, (b) 2000 Directors’ Stock Option Plan, (c) 2005 Directors’ Stock Plan, and (d) Subsidiary Directors’ Stock Option Plan.

•

Registration Statement on Form S-8, File No. 333-166259, filed with the SEC on April 23, 2010 (as amended by Post-Effective Amendment No. 1 filed with the SEC on May 6, 2020), registering 60,000 Shares, for issuance under the Registrant’s 2010 Directors’ Stock Plan.

•

Registration Statement on Form S-8, File No. 333-186782, filed with the SEC on February 21, 2013 (as amended by Post-Effective Amendment No. 1 filed with the SEC on May 6, 2020), registering 600,000 Shares, for issuance under the Registrant’s 2012 Long-Term Incentive Plan.

•

Registration Statement on Form S-8, File No. 333-203612, filed with the SEC on April 24, 2015 (as amended by Post-Effective Amendment No. 1 filed with the SEC on May 6, 2020), registering 60,000 Shares, for issuance under the Registrant’s 2015 Directors’ Stock Plan.

•

Registration Statement on Form S-8, File No. 333-218844, filed with the SEC on June 20, 2017 (as amended by Post-Effective Amendment No. 1 filed with the SEC on May 6, 2020), registering 400,000 Shares, for issuance under the Registrant’s 2017 Long-Term Incentive Plan.

On March 20, 2022, the Registrant entered into an Agreement and Plan of Merger, by and among the Registrant, Berkshire Hathaway Inc., a Delaware corporation (“Parent”), and O&M Acquisition Corp., a Delaware corporation (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Registrant (the “Merger”), as a result of which the Registrant continued as the surviving corporation and a wholly owned subsidiary of Parent.

The Merger became effective on October 19, 2022 (the “Effective Date”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Prior Registration Statements. In accordance with an undertaking made by the Registrant in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any securities registered under the Prior Registration Statements which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 19th day of October, 2022.

ALLEGHANY CORPORATION

By:	/s/ Kerry J. Jacobs
Kerry J. Jacobs
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.